MASTER EQUIPMENT LEASE AGREEMENT

	LESSOR:	RELATIONAL, LLC
	ADDRESS:	3701 Algonquin Road, Suite 600
		Rolling Meadows, IL 60008	Tel: (847) 818-1700

	LESSEE:	BIOFORCE NANOSCIENCES, INC., a Delaware corporation
DATE: March 28, 2008	ADDRESS:	1615 Golden Aspen Drive, Suite 101
Ames, IA 50010

Lessee agrees to lease from Lessor the Equipment described in each related Schedule which is executed pursuant hereto.  Each Schedule together with this Master Equipment Lease Agreement (“Master Lease”) will constitute a separate lease for the Equipment subject thereto.  In the event of any conflict between the Master Lease and any Schedule, the terms of the Schedule will control.

SECTION 1. DEFINITIONS.
“Affiliate” means Lessee’s parent, or an entity in which Lessee or its parent own a controlling interest including, without limitation, all present affiliates of Lessee listed in Exhibit A hereto, if applicable.
"Base Rent” means the periodic basic rent due as set forth on a Schedule, or, where lease rate factors are shown on a Schedule, the periodic basic rent due will be the product of the Equipment cost and the applicable lease rate factor.
"Base Term" means the full number of consecutive calendar months set forth on the Schedule commencing on the Base Term Date (except that all references herein to month(s) or monthly will be deemed to mean quarter(s) or quarterly if the Schedule specifies that Base Rent is paid quarterly).
"Base Term Date" means the first day of the first full calendar month following the Date of Acceptance for all Units of Equipment to be leased under a Schedule.
"Casualty Value" will be determined for each Unit of Equipment by multiplying the percentage stated opposite the month of the Base Term by the Equipment cost as stated in the applicable Certificate of Acceptance, interpolating values if necessary, as set forth in the Casualty Value table included with each Schedule.
“Certificate of Acceptance” means an executed certificate signed by an authorized signatory of Lessee confirming the Date of Acceptance.
“Date of Acceptance” means the date of acceptance of a Unit of Equipment by Lessee or such other date if specified on the Schedule.
“Equipment” means the property and other Soft Costs described on a Schedule, including without limitation, replacements, additions, attachments, wiring, software, and accessories incorporated therein.
“Event of Default” means the occurrence of an event described in Section 10 hereof.
“Event of Loss” means the irreparable loss, damage, destruction, or theft to a Unit of Equipment or other event which renders a Unit of Equipment unfit or unavailable for use for any reason.
“Guarantor” means a parent company, affiliate or other entity or person who has furnished a guaranty of Lessee’s obligations under the Master Lease.
“Impositions” means all taxes, fees, expenses and similar charges, including fees associated with the recycling of the Equipment, or other environmental or similar provisions issued by a governmental entity, which are assessed, imposed, incurred, or payable from the sale, staging, delivery, return, or disposal of the Equipment, excepting only taxes measured solely by the net income of Lessor or any franchise tax upon Lessor measured by Lessor's capital, capital stock or net worth.
“Lessor’s Assignee” means an entity to whom Lessor has assigned or sold its right, title or interest in the Equipment, the Master Lease or a Schedule.
“Manufacturer” means the original equipment manufacturer or other vendor of the Equipment.
“Overdue Rate” means the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by law.
“Schedule” means an equipment schedule which incorporates all of the terms and conditions of this Master Lease.
“Soft Costs” means non-tangible equipment costs, including without limitation, finance costs, freight, Impositions, in-transit insurance, installation, deinstallation, maintenance, and software license fees.
“UCC” means the Uniform Commercial Code as adopted in the state referred to in Section 15(D).
“Unit” means an individual item of Equipment.

SECTION 2. QUIET ENJOYMENT; ASSIGNMENT OF WARRANTIES; AFFILIATE USE.  Provided that no Event of Default has occurred and is continuing, Lessee will enjoy quiet possession and use of the Equipment without interference by Lessor or Lessor’s Assignee. To the extent assignable, Lessor hereby assigns to Lessee all warranty rights which Lessor may have received from the Manufacturer of the Equipment, and Lessor will reasonably cooperate with Lessee in the enforcement of such warranties by Lessee.  Any Affiliate may enter into a Schedule hereto, and the above-named Lessee will be jointly and severally responsible with the Affiliate for the obligations thereunder.  Such Affiliate will be considered an additional Lessee for the purposes of such Schedule.

SECTION 3. TERM. On the Date of Acceptance, Lessee will be bound to its obligations for each Unit of Equipment. Each Schedule will continue through the Base Term and thereafter until terminated by either party upon at least ninety (90) days prior written notice to the other party, which notice may not be withdrawn without the consent of the other party.  Lessor may from time to time order Equipment directly from the Manufacturer on behalf of Lessee.  In such event, if the Manufacturer requires payment earlier than Lessee’s execution and delivery of the required lease documentation, including, without limitation, the Schedule and Certificate of Acceptance, Lessor will submit such payment to the Manufacturer provided that Lessee agrees to pay interest on such payment at the Overdue Rate prorated on a per diem basis from the date Lessor is required to advance payment until the Date of Acceptance or other applicable date upon which Base Rent will first become due.  If all required lease documentation is not executed by Lessee and delivered to Lessor within twenty-one (21) days after the earlier of the delivery of the Equipment or the advancement of funds by Lessor or such later date as the parties may agree in writing, Lessee will promptly upon request repay Lessor any amounts advanced by Lessor to the Manufacturer, together with the accrued per diem interest from the date of payment by Lessor until the date of Lessee’s repayment, and the Schedule will be canceled.

SECTION 4. RENT; TAXES. The Base Rent for the Equipment will commence on the Base Term Date and will be due and payable without notice or demand at Lessor’s address set forth above, or such other address as Lessor may designate in writing, and on the same day of each month until the Equipment is returned or purchased by Lessee as provided herein.  In addition to Base Rent, Lessee will pay one-thirtieth (1/30) of the Base Rent (or one-ninetieth (1/90) of the Base Rent if paid quarterly) as additional pro rata rent from the Date of Acceptance until the Base Term Date payable on the Base Term Date.  Lessor will report and remit to the appropriate taxing authority, and Lessee agrees to reimburse Lessor for, all Impositions.  If Lessor pays any Impositions, Lessee will indemnify and reimburse Lessor upon receipt of Lessor’s invoice for any such payment and any expenses incurred in the preparation and filing of any tax returns relating to such Impositions.  Lessee's obligation to pay all amounts due and to become due under any Schedule will be absolute and unconditional and will not be subject to any abatement, reduction, defense, counterclaim, set-off, or recoupment, including without limitation, any present or future claim against Lessor, Manufacturer, or any other person or entity for any cause whatsoever.  In furtherance of the foregoing, Lessee agrees that each Schedule constitutes a “finance lease” solely for the purposes of Article 2A of the UCC, and waives any other law, present or future, which permits Lessee to suspend or reduce payment.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE BY SECTIONS 2A-401 AND 2A-402, AND SECTIONS 2A-508 THROUGH 2A-522 OF THE UCC, PROVIDED HOWEVER, THAT THE FOREGOING WAIVER WILL IN NO EVENT IMPAIR OR DIMINISH ANY RIGHT OR REMEDY OTHERWISE CONFERRED UPON LESSEE HEREUNDER.  Lessee hereby reserves, and Lessor will remain fully responsible for, all available money damages consistent herewith arising from a default of Lessor's obligations hereunder, which Lessee will pursue in an independent action brought within two (2) years after the cause of action first accrued.  Any payment of Base Rent or other amount due under a Schedule which is not paid when due will accrue interest at the Overdue Rate.

SECTION 5. USE. Lessee will not, without the prior written consent of Lessor: (i) use the Equipment contrary to applicable law or regulation; (ii) remove a Unit from the location designated on the Schedule except if such Unit primarily functions as portable, provided such Unit will not be removed from the continental United States; or (iii) permit any alteration, addition to, or lien or claim upon the Equipment other than the Manufacturer's approved engineering changes, which Lessee will permit the prompt installation thereof. Lessee will, at its expense, maintain the Equipment under a standard maintenance contract with the Manufacturer (or other entity authorized by Lessor) and in good working order and appearance in accordance with the Manufacturer’s specifications and anticipated use of the Equipment.  Upon request, Lessee will grant Lessor, Lessor’s Assignee or their agents, access to the Equipment and all records relating to the use and maintenance thereof, during normal business hours and subject to Lessee's reasonable security requirements.  In the event Lessee purchases any Unit, Lessor will assign to Lessee any rights it may have in the software contained therein, except that such transaction will not be construed as a sale of such software; conversely, if Units are returned to Lessor, Lessee will so assign to, or replace for Lessor, any rights in any unexpired warranty, maintenance or software.  Lessee will pay all costs related to delivery of the Equipment to and from Lessee. Soft Costs will be included in the Base Rent at the request of Lessee if such Soft Costs are included in the purchase price from the Manufacturer.

SECTION 6. LOSS; INSURANCE. Effective upon delivery and continuing until the Equipment is returned or purchased, Lessee assumes the risk and will be responsible for any Event of Loss with respect to any Unit of the Equipment.  Lessee will provide Lessor with written notice of the occurrence of an Event of Loss within fifteen (15) days following such occurrence.  The Schedule will continue in full force and effect without abatement of Base Rent and Lessee will ascertain from the Manufacturer whether such Unit can be repaired, and if so, cause such Unit to be promptly repaired.  If the Event of Loss involves loss beyond repair or confiscation by governmental activity, Lessee will promptly pay to Lessor the Casualty Value attributable to such Unit, including all other amounts then due and payable by Lessee to Lessor pertaining to such Unit (including, without limitation, unbilled property taxes, if any) whereupon Lessee's obligation to pay further Base Rent for such Unit will cease.  Lessee will, at its sole expense, cause the Equipment to be insured against all risks of loss or damage for not less than the Casualty Value, and will carry comprehensive general liability insurance in amounts of not less than $1,000,000.00 per occurrence, covering the Lessee, the Equipment and its use. After the date of shipment of the Equipment, Lessee will cause Lessor to be promptly provided with a certificate of insurance, in a form reasonably acceptable to Lessor. All policies for such insurance will name Lessor and Lessor's Assignee as loss payees and additional insureds as their interest may appear, and will provide Lessor with not less than thirty (30) days prior written notice of cancellation or material alteration.  The proceeds of such insurance will be applied to the replacement or repair of the Equipment, or to payment of the Casualty Value, as the case may be.  Lessee hereby appoints Lessor as Lessee’s attorney-in-fact to make claims for, receive payments of, and execute and endorse all documents, checks or drafts for, loss or damage under any such insurance coverage.

SECTION 7. RETURN. The Equipment will be deemed to have been returned when Lessee will have (i) given the advance written notice specified in Section 3 hereof, (ii) deinstalled, inspected and properly packed each Unit in accordance with the Manufacturer's recommendations and any return instructions generally furnished by Lessor, and (iii) delivered all Units to Lessor together with all documentation, accessories and peripherals, in the same good operating condition, repair and appearance as when accepted, ordinary wear and tear excepted, and certified eligible for the Manufacturer’s maintenance.  Lessee will return each Unit at such location as Lessor will designate within the continental U.S.

SECTION 8. TITLE. Title to the Equipment will remain in, and a security interest therein is hereby granted to, Lessor or Lessor's Assignee exclusively.  All accessions, substitutions, replacement parts and additions (including, without limitation, all feature additions or model changes, as those terms are defined by the Manufacturer) which are incorporated in or affixed to the Equipment will be the personal property of Lessor.  Title to any software attached to the Equipment will remain with the applicable licensor(s).  Lessee will not acquire any rights to any such software except to the extent Lessee acquires the right to use the software as an end-user. It is Lessee’s responsibility to obtain any required license from the licensor.  Lessee will immediately notify Lessor of any pending or threatened claim of, and at Lessee’s expense protect and defend Lessor's good and marketable title to the Equipment against all persons or entities claiming against or through Lessee, and will keep the Equipment free from any claim, legal process or encumbrance whatsoever, except those placed thereon by or through Lessor or Lessor's Assignee, or the inchoate claims of repairmen for payment not yet due.  Lessee hereby (i) authorizes the filing of UCC financing statements specific to the Equipment, (ii) warrants that the Equipment at all times remains personal property and not a fixture, (iii) agrees to permit Lessor or Lessor’s Assignee to affix ownership labels and/or identification marks to the Equipment, (iv) agrees to furnish audited annual and certified interim financial statements, and other material financial information as Lessor deems reasonably necessary, and (v) agrees to furnish such further documents and information as Lessor may require to protect or perfect its interests, or that of the Lessor’s Assignee, including certificates of incumbency and authority.

SECTION 9. DISCLAIMER. LESSOR MAKES NO WARRANTIES, GUARANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF ANY KIND WITH RESPECT TO THE EQUIPMENT INCLUDING, WITHOUT LIMITATION, THE MERCHANTABILITY, VALUE, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, COMPLIANCE WITH ANY APPLICABLE LAW, RULE, PATENT OR TRADEMARK, OR TREATMENT OF ANY SCHEDULE FOR TAX OR ACCOUNTING PURPOSES, AND LESSEE WAIVES ANY REQUIRED NOTICE OF MONTH-TO-MONTH RENEWAL RENTS. Lessee has selected the Equipment, including its size and design, and disclaims any reliance upon statements made by Lessor.  Lessor will in no event be responsible or liable for any damages, including without limitation, indirect, special, incidental or consequential damages or lost profits, resulting from or relating to any Schedule or the Equipment.

SECTION 10. DEFAULT. The occurrence of any one of the following will constitute an Event of Default under a Schedule: (A) Lessee fails to pay Base Rent or other amounts due within five (5) days after the date upon which such amounts are due; (B) any information, representation, warranty or financial statement is false or misleading in any material manner as of the date it was given to Lessor; (C) Lessee fails to perform in any material manner any term, condition, covenant or obligation set forth in the Master Lease or any Schedule and such failure continues for a period of ten (10) days after written notice thereof is given to Lessee; (D) Lessee ceases doing business as a going concern or merges with, or a substantial portion of Lessee's assets are acquired by any other entity whose financial condition is less than that of Lessee, as determined by Lessor, or which entity, if acceptable to Lessor, fails to fully assume Lessee’s obligations in a form acceptable to Lessor; (E) Lessee or one of its partners takes any act of dissolution or liquidation; (F) Lessee fails to timely replace, at least thirty (30) days prior to its expiration, any applicable letter of credit or other collateral furnished in connection with any Schedule; (G) Lessee (i) admits in writing its inability or unwillingness or fails to pay its debts as they become due, (ii) makes an assignment for the benefit of creditors, or (iii) applies for or acquiesces in the appointment of any receiver, trustee or other custodian for it or any substantial part of its property, and such appointment continues undischarged for a period of sixty (60) days; (H) any bankruptcy, reorganization, or other proceeding under any bankruptcy or similar law, dissolution or liquidation proceeding is commenced in respect of Lessee and remains undismissed for more than sixty (60) days; (I) the occurrence of a material adverse change in the financial condition or general creditworthiness of Lessee or Guarantor or withdrawal of any Guarantor; (J) an Event of Default by Lessee under any other Schedule; or (K) if Lessee or Guarantor is a natural person, the death of such person.  If there is a Guarantor, Subsections (D) through (K) will apply to the Guarantor and a default thereunder by Guarantor will additionally constitute an Event of Default of Lessee.

SECTION 11. REMEDIES. Upon the occurrence of an Event of Default, Lessor may at its option, do any or all of the following: (A) declare immediately due and payable, as liquidated damages for loss of the bargain and not as a penalty, an amount equal to the Casualty Value set forth in the related Schedule, which amount together with all accrued and unpaid payments of Base Rent and any other sums due and payable up to and including the date on which Lessor receives the total of such amount, will be immediately payable by Lessee; (B) terminate the Schedule in default and take possession of any or all Units without any liability to any party for any damage, loss, cause of action or claim and, for this purpose, enter upon any premises where any Unit is located; (C) require Lessee to deliver any or all Units to Lessor in accordance with the return provisions hereof; (D) sell, dispose of, hold, use or re-lease any Unit as Lessor, in its sole discretion may determine by public or private disposition; or (E) proceed by appropriate court action at law or in equity to enforce performance or to recover damages from Lessee for any breach hereof.  Upon any sale, re-lease or other disposition of any Unit, Lessor will apply to Lessee's obligations under the defaulted Schedule the amounts received.  Lessor will only be obligated to apply the proceeds of any letter of credit furnished hereunder to the amount set forth in Subsection (A) above. The foregoing remedies in this Section and in Sections 6 and 7 are not intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity.  If Lessor is required to enforce its remedies, Lessee will be liable for the deficiency balance payable under a defaulted Schedule, together with all costs, expenses, losses, and damages, including without limitation, all actual court costs, attorneys’ fees and expenses incurred by Lessor, Lessor’s Assignee or any other party in enforcing the terms and conditions of any Schedule or Lessor’s interests, or the priority thereof, in any Schedule or the Equipment.

SECTION 12. ASSIGNMENT. Without consent of Lessee, Lessor may assign or sell its interests in the Master Lease, a Schedule or the Equipment to Lessor’s Assignee.  Upon Lessor's request, Lessee will acknowledge such assignment in a form customarily received by Lessor’s Assignee and thereafter pay all Base Rent and other amounts due to Lessor's Assignee unconditionally as provided in this Master Lease.  Lessee will not permit the Schedule so assigned to be amended or any of the terms or conditions thereof waived without the prior written consent of Lessor's Assignee, and Lessee will not require Lessor's Assignee to perform any obligation of Lessor under such Schedule.  Any Lessor's Assignee may reassign its rights and interests.  Lessor will not be relieved of any of its obligations hereunder by any assignment unless expressly assumed by Lessor's Assignee and consented to by Lessee. Lessee will not assign its interests without Lessor’s prior written consent, which will not be unreasonably withheld, and in no event will Lessee be relieved of its obligations hereunder or under a Schedule.

SECTION 13. INDEMNITY. Lessee will indemnify and defend Lessor, and Lessor’s Assignee, against any and all claims, liabilities, losses or damages (whether direct, indirect, special, incidental or consequential) including all court costs and reasonable attorneys' fees, arising in connection with any Unit or any Schedule, including without limitation, the ownership, selection, purchase, delivery, possession, use, operation, maintenance, leasing and return of the Equipment, or acts of Lessee in failing to maintain the Equipment in good repair, or any patent, trademark or copyright infringement.

SECTION 14. LESSEE'S REPRESENTATIONS.  Lessee represents and warrants to Lessor that (A) the execution and performance of this Master Lease and each Schedule hereto have been and will be duly authorized by Lessee and constitute an enforceable obligation against Lessee in accordance with its terms, subject to applicable bankruptcy or similar laws; (B) the Master Lease and each Schedule constitute legal, valid and binding agreements of the Lessee enforceable in accordance with their terms; (C) Lessee is duly organized and in good standing under the laws of its jurisdiction of organization and is and will continue to be duly qualified to do business and in good standing in any jurisdiction where any of the Equipment will be located; and (D) to the best of Lessee's knowledge, there are no suits, actions or proceedings pending before any court, agency, or other tribunal, which, if determined adversely to Lessee, would materially affect Lessee’s ability to perform its obligations hereunder.

SECTION 15. MISCELLANEOUS. (A) Lessee will promptly deliver to Lessor  any such additional instruments, information or assurances as Lessor or Lessor’s Assignee may reasonably request concerning Lessee in order to enable Lessor to determine whether the covenants, terms and provisions of any Schedule have been complied with by Lessee, and to confirm and perfect this Master Lease and Lessor’s rights hereunder. (B) Any notice or other communication relating to a Schedule will be in writing and delivered by any mode which requires the recipient to acknowledge receipt thereof by signature, and will be deemed to have been given upon receipt at the party’s address above. (C) All representations, warranties, indemnities and covenants contained in this Master Lease will survive in full force and effect notwithstanding termination of Lessee's right of possession. (D) This Master Lease and each Schedule will be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to its conflict of laws principles and regardless of the location of the Equipment.  Any action or proceeding arising out of or relating to any Schedule will be commenced exclusively in any state or federal court of competent jurisdiction located in Illinois and the parties consent to personal jurisdiction therein and to service by certified mail. THE PARTIES HERETO WAIVE THE RIGHT TO TRIAL BY JURY TO THE EXTENT SUCH RIGHT MAY BE WAIVED.  (E) Where multiple Lessees have executed a Schedule or this Master Lease, their liability thereunder will be joint and several. (F) No negotiation or other process of the parties toward the purchase of the Equipment by Lessee on or after the expiration of the Base Term will have the effect of terminating any Schedule in any manner. (G) This Master Lease will be binding upon and inure to the benefit of the parties hereto and their respective successors, representatives and assigns. (H) This Master Lease and each Schedule may be executed in numbered counterparts, each counterpart constituting an original but all together one and the same instrument and contract. Only Counterpart No. 1 of each Schedule, together with a photocopy of this Master Lease, will constitute "chattel paper" under the UCC and no security interest in any Schedule may be created through the transfer of possession of any counterpart other than Counterpart No. 1. (I) Any provision of this Master Lease or any Schedule prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction will be ineffective as to such jurisdiction to the extent of such prohibition, without invalidating the remaining provisions hereof or thereof. (J) This Master Lease and applicable Schedule constitute the entire agreement between Lessor and Lessee with respect to the subject Equipment, supersede any other oral or written agreement, and may be amended only by a writing signed by the parties. (K) Lessor may insert into a Schedule at any time serial numbers for the Equipment if and when available from the Manufacturer. (L) Time is of the essence and Lessor's failure or delay at any time to require strict performance by Lessee will not diminish or waive Lessor's right to demand strict compliance therewith or with any other provision. (M) The waiver of any default will not waive any other contemporaneous or subsequent default.

IN WITNESS WHEREOF, the parties hereto have executed this Master Lease on or as of the day and year first written above.

LESSOR:	LESSEE:
RELATIONAL, LLC	BIOFORCE NANOSCIENCES, INC.

BY:	BY:
NAME:	NAME:
TITLE:	TITLE:

Amendment No. 001
dated as of March 28, 2008
to the Master Equipment Lease Agreement
dated as of March 28, 2008 (the “Agreement”)
between
Bioforce Nanosciences, Inc. (“Lessee”)
and Relational, LLC (“Lessor”)

The terms and conditions of this Amendment shall be incorporated into the Agreement and supersedes the Agreement to the extent expressly provided herein.  Each capitalized term used herein and not otherwise defined shall have the same meaning attributed to it in the Agreement.

The terms and conditions of the following sections of the Agreement are hereby modified, and such modifications shall apply to Equipment which is laboratory or other research type equipment leased by Lessee pursuant to a Schedule.

1.            Section 1, Definitions

The following definitions are added to this Section:

“Adverse Environmental Condition” means the existence or the continuation of the existence, of an Environmental Emission.

“Certificate of Decontamination” means a document certifying that a permit for decontaminating the Equipment was completed both in accordance with the manufacturer’s specifications and procedures and any governmental permit required for the operation of the Equipment and the disposal of any hazardous material in connection therewith.

“Contaminant” means those substances which are regulated by or form the basis of liability under any Environmental Law.

“Environmental Claim” means any allegation by a governmental authority or any Person for personal injury, or tangible or intangible property damage.

“Environmental Emission” means any actual or threatened release, spill, or omission of any Contaminant.

“Environmental Law” means any federal, foreign, state or local law, rule or regulation pertaining to the protection of the environment applicable to the Equipment in the country of installation.

“Environmental Loss” means any loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys’ fees, engineering and other professional or expert fees), investigation, removal, cleanup and remedial costs and damages arising out of or related to any Adverse Environmental Condition.

“Person” means any individual, partnership, corporation, trust, unincorporated organization, government or department or agency thereof and any other entity.

2.            Section 5, Use

Delete the second sentence and insert the following:  “Lessee will at all times and at its expense, maintain the Equipment in good operating order and repair, and in the same condition and appearance as when first accepted by Lessee, ordinary wear and tear from the normal and proper use thereof alone excepted.  Lessee will at its expense, enter into a maintenance agreement with the manufacturer of the Equipment or such other party as may be acceptable to Lessor.  If Lessee has the Equipment maintained by a party other than the manufacturer, Lessee hereby assumes and agrees to pay any costs necessary to have the manufacturer recertify the Equipment as eligible for the manufacturer’s prime shift maintenance contract as of the last day of use upon the expiration or earlier termination of the Base Term, or any extension thereof, which term will continue in full force and effect at the then prevailing rental rate until such recertification has been obtained.”

3.            Section 6, Loss; Insurance

Before the last sentence, insert the following: “Lessee will name Lessor as an additional insured on its environmental liability insurance policy, if carried.”

4.            Section 7, Return

Delete this Section and replace with the following:  “Upon the expiration or termination of a Schedule, Lessee will, at its expense, have the Equipment (i) deinstalled, inspected, insured and properly packed in accordance with the manufacturer’s recommended procedures, any Environmental Law, and any return instructions generally furnished by Lessor, and returned with a Certificate of Decontamination; (ii) certified in writing by the original manufacturer that the Equipment is eligible for the manufacturer’s prime shift maintenance contract and is up to the then current engineering and revision levels; and (iii) delivered to Lessor in the same condition as when first accepted by Lessee, complete (including all cables, manuals, diagnostics, accessories, and items originally supplied), ordinary wear and tear from the normal and proper use thereof alone excepted, to a location within the United States as designated by Lessor.  In connection with deinstallation, any Contaminant removed from the Equipment will be removed and transported by a licensed waste removal transporter.”

5.            Add the following new Section 7A, Records

“Lessee and Lessor agree that all instruction manuals, published statements of capabilities and technical specifications, service, maintenance and repair records, installation, qualification, certification and calibration reports and other printed material supplied by the manufacturer and related to the installation and operation of the Equipment will be deemed a part of the Equipment and Lessee agrees to provide such to Lessor upon request.”

6.            Section 13, Indemnity

Add the following at the end of this Section:  “Lessee will fully and promptly pay, perform, discharge, defend, indemnify and hold harmless, Lessor and its subsidiaries, successors and assigns, directors, officers, employees and agents from and against any Environmental Claim or Environmental Loss.  In the event of an Environmental Claim, Lessee will, upon request, immediately provide Lessor with copies of all correspondence reports, notices, orders, findings, declarations and other materials pertinent to the Lessee's compliance with and requirements of any Environmental Law.”

7.            Section 14, Lessee Representations

Insert clause (E) at the end of this Section as follows:  “, and (E) the Equipment will be for laboratory use only and will not be used in a clinical environment on patients”.

Except as amended hereby, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their authorized representatives as of the date and year set forth below.

ACCEPTED AND AGREED TO:

Relational, LLC	Bioforce Nanosciences, Inc.

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

LEASELINE SCHEDULE NO. 2008
DATED MARCH 28, 2008
TO THE MASTER EQUIPMENT LEASE AGREEMENT
DATED MARCH 28, 2008
BY AND BETWEEN RELATIONAL, LLC, AS LESSOR,
AND BIOFORCE NANOSCIENCES, INC., AS LESSEE

LESSEE:	BIOFORCE NANOSCIENCES, INC.	LESSOR:	RELATIONAL, LLC

	1615 Golden Aspen Drive, Suite 101		3701 Algonquin Road
	Ames, IA 50010		Suite 600
Rolling Meadows, IL 60008

1.	Equipment

Hardware	Lease Rate Factor	Base Term
Tier 1 IT Hardware & Lab Equipment	0.139812	8 Quarters

2.
Equipment Leased:  The Equipment will be more specifically described under each Summary Schedule (as defined below) for which Lessor receives Certificates of Acceptance for such Equipment during the period from March 28, 2008 to December 31, 2008 (“Commitment Period”) and up to an aggregate cost of $150,000.00 (limited to laboratory equipment with a cost of $11,250.00 per quarter). At its sole discretion Lessor will have the option to decline the financing of any Equipment that Lessor deems not to be Tier 1 Equipment.  Lessor's obligation to lease Equipment to Lessee under each Summary Schedule is subject to (i) pre-approval by Lessor of all hardware and laboratory equipment to be incorporated into each summary schedule either supplied by Relational Technology Services, Inc. or an approved vendor; (ii)  no material adverse change in Lessee's financial condition; and (iii) quarterly credit approval.  If at any time following the execution of this Leaseline Schedule a manufacturer of all or part of the Equipment announces the introduction of a new or improved technology (“Improved Equipment”) and Lessee elects not to lease the Improved Equipment in any or all subsequent quarters following said announcement, then Lessor may adjust the specified Lease Rate Factor(s) in order to maintain Lessor’s assumed economic yield.

3.
Date of Acceptance and Base Rent:  Lessee agrees to confirm the Date of Acceptance for each item of Equipment by delivering to Lessor a Certificate of Acceptance in the form of Exhibit A executed by an authorized signatory, along with the vendor’s invoice containing the Equipment location, description, serial number, manufacturer part number and cost.  Lessee will pay as Base Rent the product of the applicable lease rate factor set forth above (“Lease Rate Factor”) and the cost of the Equipment (or other cost), as shown on each Certificate of Acceptance.

4.
Procurement Charges:  Payments will be required to be paid to the vendor prior to the Date of Acceptance of the Equipment by Lessee ("Progress Payments").  Lessor agrees to pay the Progress Payments to the vendor provided that Lessee pays to Lessor an amount equal to a daily Lease Rate Factor of 0.00155 multiplied by the aggregate of the Progress Payments paid by Lessor for each day from the date Progress Payments are made until the Date of Acceptance (“Procurement Charges”).  Accrued Procurement Charges are due and payable when invoiced.  If Lessee rejects the Equipment prior to the Date of Acceptance pursuant to the purchase agreement with the Equipment vendor, or if Lessee is in default of this Schedule, then this Schedule will terminate and Lessee will (i) reimburse Lessor for all amounts paid by Lessor for the purchase of the Equipment, and (ii) pay all Procurement Charges due through the date of termination.  Upon payment of all amounts due and owing by Lessee, Lessor will transfer to Lessee all of Lessor's interest in the Equipment and under any purchase agreement.

5.
Summary Schedule:  Lessor will summarize all Certificates of Acceptance which have been received in the same calendar quarter into a summary schedule substantially in the form of Exhibit B attached hereto (“Summary Schedule”), and the Base Term Date will be the first day of the next calendar quarter.  Each Summary Schedule will incorporate the terms and conditions of the Master Equipment Lease Agreement and this Schedule and will together constitute a separate Lease.  Lessee will have an authorized signatory execute and promptly return the Summary Schedule to Lessor within ten (10) days of receipt.  Until such time as the Summary Schedule is executed, this Schedule plus each Certificate of Acceptance constitute a binding agreement to pay Base Rent for the Base Term for the Equipment accepted by Lessee at the Lease Rate Factor(s) shown for the Base Term.  The Base Term Date for Equipment listed in Certificates of Acceptance received more than ten (10) days after the end of a calendar quarter and having a Date of Acceptance in the calendar quarter just ended, will be the first day of the calendar quarter following receipt of the Certificate of Acceptance.

6.
Casualty Values:  For all Summary Schedules, the Casualty Value is determined for each Unit of Equipment by multiplying the percentage stated opposite the quarter of the Base Term as set forth in Exhibit C by the Equipment cost as stated in the applicable Certificate of Acceptance, interpolating values if necessary.  Until the return of all Equipment under an expired Summary Schedule, the percentage will be as stated as of the last quarter of the Base Term.

7.
Miscellaneous:  To the extent required by applicable law, Lessee expressly acknowledges its duty to pay quarterly automatic renewal Rent upon expiration of each Summary Schedule until the Equipment is returned or purchased in accordance herewith, waiving any contrary law or rule.

8.
Return Provisions:  Lessee acknowledges that non-compliance with Lessor’s return requirements directly affects Lessor’s ability to remarket the Equipment, and Lessor may consider such non-compliance as an Event of Loss as to those Units affected.  Lessee will return all Equipment at its expense in accordance with the terms of the Master Equipment Lease Agreement, this Schedule, the applicable Summary Schedule, and Lessor’s standard return memorandum.

9.	End of Term Option:

A.           Purchase Option:  As long as no Event of Default has occurred and is continuing and upon ninety (90) days prior written notice to Lessor, Lessee may upon terms and conditions to be mutually agreed upon by the parties, purchase any or all of the Equipment upon the expiration of the Base Term of this Schedule for a mutually agreeable fair market value purchase price not to exceed 20% of original Equipment cost plus applicable taxes (the “Purchase Price”).  Fair market value will mean the price a similarly situated Lessee would pay in an arm’s length transaction for used equipment at retail.  If the parties are unable to agree on the purchase price or the terms and conditions with respect to said purchase, then the Schedule will remain in full force and effect until terminated in accordance with its terms.

B.           Renewal Option:  As long as no Event of Default has occurred and is continuing and upon ninety (90) days prior written notice to Lessor, Lessee may extend the Base Term of this Schedule covering any or all of the Equipment for a mutually agreed upon renewal term.  In such event, Lessee will pay as Base Rent during the extended period a mutually agreeable fair rental value not to exceed 20% of the Equipment amortized over the renewal term.  Fair rental value will mean that rent a similarly situated Lessee would pay at retail.  If the parties cannot mutually agree, then the Schedule will continue in full force and effect until terminated in accordance with its terms.

C.           Transition Period option at the End of the Base Term: After the expiration of the Base Term, each Summary Schedule may continue for a one (1) quarter transition period (“Transition Period”) at the same Base Rent then in effect.  If Lessee is not in default and gives Lessor at least ninety (90) days written notice prior to the expiration of the Transition Period, Lessee will have the option solely at the expiration of the Transition Period to enter into a new lease for replacement equipment (“Replacement Equipment”) at a rate and term as mutually agreed upon by Lessee and Lessor prior to the end of the Transition Period and return the Equipment to Lessor.  If Lessee fails to provide written notice, or if the parties are unable to agree on the terms and conditions of the replacement, extension or purchase options, then the Summary Schedule will continue in full force and effect on a quarter to quarter basis at the same Base Rent until Lessee has delivered the required ninety (90) day notice to Lessor electing one of the foregoing options and the notice period has elapsed.

10.
Administration Fee:  $250.00 compensates Lessor to administer processes and  procedures prior to the Base Term Date for each quarterly Summary Schedule ("Administrative Fee").   All terms and conditions of this Schedule as they apply to the payment of Base Rent and other amounts due under this Schedule will apply with equal force to the payment of the Administrative Fee.

11.
Recycling Fee:  Lessee shall promptly reimburse Lessor for any fee or other charge due under pplicable law in connection with the Equipment or any Unit thereof, including those fees and charges arising under the California Electronic Waste Recycling Act of 2003, or any similar law applicable in that State or in any other State.

12.
Restocking Fee: IT Equipment identified as Non Tier 1 as well as nontransferable software licenses returned to Lessor at the expiration of the Base Term may be subject to a restocking fee (“Restocking Fee”) equal to five percent (5%) of the original acquisition cost.  The Restocking Fee will be due and payable to Lessor within thirty (30) days of the expiration of the Base Term.

13.
An original copy of the executed Master Lease Agreement and associated documentation to be returned to Lessor along with a non-refundable check in the amount of $5,000.00, which will be applied in its entirety to the first quarterly rental payment due.

The terms and conditions of the Master Equipment Lease Agreement are hereby incorporated by reference into this Schedule.  All initially capitalized terms not defined in this Schedule or a Summary Schedule will have the meanings ascribed to them in the Master Equipment Lease Agreement. If specific provisions of this Schedule are inconsistent with the Master Equipment Lease Agreement, this Schedule will control, and if specific provisions of a Summary Schedule are inconsistent with this Schedule, such Summary Schedule will control.  The parties reaffirm all of the terms and conditions of the Lease (including, without limitation, the representations and warranties set forth in the Lease) except as modified by this Schedule.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed by their duly authorized officers as of the day and date set forth above.

LESSOR:	LESSEE:
RELATIONAL, LLC	BIOFORCE NANOSCIENCES, INC.

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

SPECIMEN DOCUMENT

EXHIBIT A

CERTIFICATE OF ACCEPTANCE NO. ____

This Certificate of Acceptance is executed pursuant to Summary Schedule No. ____ to Leaseline Schedule No. ____ to the Master Equipment Lease Agreement dated ______ (collectively, the “Lease”) between Relational, LLC (“Lessor”) and ___________(“Lessee”).

1.    EQUIPMENT:

Qty.                 Mfg.                      Type/Model                                0;           Serial #                      Location

2.    TOTAL EQUIPMENT COST:       $__________

3.    DATE OF ACCEPTANCE:    __________________, 20__

4.    REPRESENTATIONS OF LESSEE:

Lessee certifies that all items of the Equipment described herein have been delivered to the location(s) indicated in Paragraph 1 above, tested and inspected by Lessee, found to be in good order, and accepted as items of the Equipment under the Lease, all on the Date of Acceptance.

_________________________________
Lessee

By: SPECIMEN DOCUMENT

Title: NOT FOR EXECUTION

SPECIMEN DOCUMENT

EXHIBIT B

THIS IS COUNTERPART NO. ONE (1) OF TWO (2) SERIALLY NUMBERED, MANUALLY EXECUTED COUNTERPARTS OF THIS SUMMARY SCHEDULE.  NO SECURITY INTEREST IN THIS SUMMARY SCHEDULE MAY BE CREATED THROUGH THE TRANSFER AND POSSESSION OF ANY COUNTERPART OTHER THAN COUNTERPART NO. 1.

SUMMARY SCHEDULE NO. _______

This Summary Schedule dated _____________________ is entered into pursuant to Leaseline Schedule No. _____ to the Master Equipment Lease Agreement dated ________________ (collectively, the “Lease”) between Relational, LLC (“Lessor”) and_____________ (“Lessee”).  All of the terms, conditions, representations and warranties of the Lease are incorporated herein and made a part hereof.  This Summary Schedule constitutes a binding agreement to pay the Base Rent related to the items of Equipment set forth below.

1.	Equipment: As set forth on the Certificates of Acceptance Nos. ____ through ____ attached hereto.

2.	Base Term: __________

3.	Base Term Date: __________

4.	Total Equipment Cost: $__________

5.	Base Rent: $_______ payable _____ in advance

6.	Lease Rate Factor(s): _________.

Lessee hereby represents and warrants to Lessor that (i) no Event of Default or event which, with the giving of notice or the lapse of time, or both, would become such an Event of Default under the Lease has occurred and is continuing, and (ii) Lessee has obtained, and there are in full force and effect, any insurance policies with respect to the Equipment required to be obtained under terms of the Lease.

By their signatures below, the parties hereto have entered into this Summary Schedule as of the Base Term Date set forth above.

LESSEE:	LESSOR:
RELATIONAL, LLC

SPECIMEN DOCUMENT
By its duly authorized representative	By its duly authorized representative

NOT FOR EXECUTION
Print Name and Title	Print Name and Title

EXHIBIT C

CASUALTY VALUE TABLE

TO LEASELINE SCHEDULE NO. 2008
 DATED AS OF MARCH 28, 2008 BETWEEN
RELATIONAL, LLC ("LESSOR") AND BIOFORCE NANOSCIENCES, INC., ("LESSEE")

After Quarter	% of Cost	After Quarter	% of Cost
1	115.00%	5	73.72%
2	105.94%	6	62.67%
3	96.89%	7	51.61%
4	84.78%	8	42.50%

Until the Equipment has been surrendered to Lessor as provided in the Master Equipment Lease Agreement, the Casualty Value percentage shall be the last stated value above.